Exhibit 99.1

WIRELESS AGE - DIRECTOR RESIGNATIONS

TORONTO, ONTARIO April 20, 2006 - Wireless Age Communications, Inc. (OTCBB:WLSA), a leading supplier of solutions to the Canadian wireless communications industry, announced today that at a meeting of the Company's board of directors held on April 17, 2006, John G. Simmonds and Kenneth J. Adelberg voluntarily resigned as directors. Mr. Simmonds has been Chairman of the Board since March 13, 2003 and served as CEO from March 13, 2003 to September 12, 2005. Mr. Adelberg has also served as a director since 2003 and was as an audit and compensation committee member.

With these resignations the remaining members of the board of directors are; Bradley J. Poulos, Brian Usher-Jones and Stephen Dulmage. On April 17, 2006, Mr. Poulos was elected Chairman of the Board.

Both of these resignations were voluntary, neither involved a disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Mr. Bradley J. Poulos, Chairman, President and CEO commented; "I would like to thank both John and Ken for their service to the Company, and wish them much success with their other ventures. I would especially like to thank John as our outgoing chairman of the board for his tireless efforts in helping us get to where we are today."

Shareholders are urged to review the complete financial statements which are available on the website of the SEC at www.sec.gov.

For all Wireless Age investor relations needs, investors are asked to visit the Wireless Age IR Hub at http://www.agoracom.com/IR/WirelessAge where they can post questions and receive answers within the same day, or simply review questions and answers posted by other investors. Alternatively, investors are able to e-mail all questions and correspondence to WLSA@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time.

About Wireless Age Communications Inc.

Wireless Age Communications Inc. owns and operates four Strategic Business
Units.

Wireless Age retail outlets sell next generation wireless products and services to business and individual end users in Saskatchewan and Manitoba. Wireless Source distributes prepaid phone cards, wireless accessories, land mobile radios, batteries and ancillary electronics products to dealers throughout North America. mmwave does specialty distribution and network engineering and integration, for carriers and manufacturers of communications equipment in Canada. Wireless Works operates broadband public access and private networks in Southern Ontario, and develops and deploys consumer and commercial products for those networks.

The company is a recognized leader in the wireless industry in Canada and is a member of the WiMax forum, as well as a very active member of the Canadian Wireless Telecommunications Association.

This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

CONTACT INFORMATION

Investor Relations

AGORA Investor Relations
http://www.agoracom.com/IR/WirelessAge
WLSA@Agoracom.com


                                      -2-